EXHIBIT 23

                               CONSENT OF KPMG LLP

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                                                                      Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Sound Federal Bancorp

We consent to incorporation by reference in the Registration Statements (Nos. 333-61887 and 333-93215) on Form S-8 of Sound Federal Bancorp of our report dated April 27, 2000, relating to the consolidated balance sheets of Sound Federal Bancorp and subsidiary as of March 31, 2000 and 19999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000 Annual Report on Form 10-K of Sound Federal Bancorp.


\s\ KPMG LLP

Stamford, Connecticut
June 22, 2000